UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 13, 2006
LIN TV Corp.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-31311	05-0501252

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Four Richmond Square, Suite 200 Providence, Rhode Island	02906

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (401) 454-2880

(Former Name or Former Address, if Changed Since Last Report)
LIN Television Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	000-25206	13-3581627

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Four Richmond Square, Suite 200, Providence, Rhode Island	02906

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (401) 454-2880

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
          On June 13, 2006, LIN TV Corp. (“the Company”) announced that Gary R. Chapman will retire as Chairman, President and Chief Executive effective July 10, 2006. In connection with his retirement, Mr. Chapman entered into an Employment Transition Agreement and General Release (the “Agreement”), dated June 13, 2006, with the Company and LIN Television Corporation (“LIN Television”).
          Pursuant to the terms of the Agreement, Mr. Chapman will resign his employment and offices of the Company, LIN Television and all of their direct and indirect subsidiaries effective July 10, 2006. Effective July 10, 2006, the Agreement terminates the Amended and Restated Employment Agreement, dated as of July 1, 2005, among the Company, LIN Television and Mr. Chapman, and the Severance Compensation Agreement, dated as of September 5, 1996, as amended, among the Company, LIN Television and Mr. Chapman.
          Under the Agreement, until October 10, 2006, Mr. Chapman has agreed to be available to consult with the Company’s officers and directors. Mr. Chapman also agreed to release the Company and its subsidiaries from any claims he may have against them, including claims related to his employment and retirement. The Company and LIN Television agreed to continue to indemnify Mr. Chapman in his capacity as an officer and director of the Company, LIN Television and their subsidiaries in accordance with the General Corporation Law of the State of Delaware, the Company’s certificate of incorporation and LIN Television’s bylaws.
          In addition, under the Agreement:
• the Company will pay $5,378,739 to Mr. Chapman as severance, payable in a lump sum during the fourteen-day period following January 10, 2007;
• no later than July 17, 2006, unvested stock options to purchase 140,999 shares of class A common stock and 292,846 shares of restricted class A common stock awards previously granted to Mr. Chapman will vest in full and Mr. Chapman will have up to 60 days after July 17, 2006 to exercise all outstanding stock options;
• the Company will continue until the earlier of three years after Mr. Chapman’s retirement or his death (the “Benefits Period”) to provide to Mr. Chapman life, health, medical, dental and vision insurance, provided that he will continue to pay the proportion of insurance premiums that he paid immediately prior to July 10, 2006; and
• the Company has agreed to transfer to Mr. Chapman title to a company automobile, with an estimated fair market value of $51,000.
          The description of the provisions of the Agreement set forth above is qualified in its entirety by reference to the full and complete terms contained in the Agreement, which is filed as Exhibit 10.1 and in incorporated herein by reference.
          Effective on Mr. Chapman’s retirement, and until the Company has completed its search for a new chief executive officer, Vincent L. Sadusky will serve as Acting Chief Executive

Officer and President. Mr. Sadusky has been the Company’s Vice President, Chief Financial Officer and Treasurer since August 2004. The Compensation Committee of the Company’s Board of Directors approved a $20,000 increase in Mr. Sadusky’s monthly salary in consideration for his additional duties as Acting Chief Executive Officer and President.
          The Company’s Board of Directors has appointed a committee, composed of William S. Banowsky, Jr., Peter S. Brodsky and Royal W. Carson, III, to lead the search for a new chief executive officer. The Board of Directors has approved a cash retainer of $10,000 for each member of the committee in consideration of his service on the committee.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
          Gary R. Chapman, the Chairman, President and Chief Executive Officer of the Company and LIN Television, will retire effective July 10, 2006. Mr. Chapman will resign from the Board of Directors of the Company, LIN Television and all of their direct and indirect subsidiaries on July 10, 2006.
          Effective on Mr. Chapman’s retirement, and until the Company has completed its search for a new chief executive officer, Vincent L. Sadusky will serve as Acting Chief Executive Officer and President. The Compensation Committee of the Company’s Board of Directors approved a $20,000 increase in Mr. Sadusky’s monthly salary in consideration for his additional duties as Acting Chief Executive Officer and President.
Item 8.01 Other Events.
          The Company expects that the expense associated with the Agreement will result in a $7.0 million increase in corporate overhead expenses during the second quarter of 2006. As a result, the Company has increased its full year 2006 guidance for corporate overhead expenses to approximately $29 to $31 million, including approximately $6.3 million of non-cash stock-based compensation expense.
Item 9.01 Financial Statements and Exhibits.
          A copy of the press release announcing Mr. Chapman’s retirement and Mr. Sadusky’s appointment is attached to this Current Report on Form 8-K as Exhibit 99.1. A copy of the Agreement is attached as Exhibit 10.1.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

LIN TV Corp.

Date: June 19, 2006	By:	/s/ William A. Cunningham

Name: William A. Cunningham
Title: Vice President and Controller

LIN Television Corporation

Date: June 19, 2006	By:	/s/ William A. Cunningham

Name: William A. Cunningham
Title: Vice President and Controller

Exhibit Index

Exhibit No.	Description
10.1	Employment Transition Agreement and General Release, dated June 13, 2006, by and among LIN TV Corp., LIN Television Corporation and Gary R. Chapman.

99.1	Press Release, dated June 13, 2006.